EXHIBIT 10.1

COMMERCIAL LEASE

1. PARTIES
Lahinch Limited Partnership, a Massachusetts limited partnership with an address of 12 Clock Tower Place Suite 200, Maynard, MA 01754 (“Landlord”), does hereby lease to Lightspace Corporation a Delaware corporation with a place of business at 383 Dorchester Avenue, Suite 220, Boston, MA 02127 (“Tenant”), the Premises (as defined below).

2. PREMISES
A portion of the building consisting of 9,716 non-contiguous rentable square feet located at 383 Dorchester Avenue, Boston, Massachusetts 02127, consisting of a portion of the building consisting of 3,327 rentable square feet located at 383 Dorchester Avenue, Suite 220 (“Suite 220”), Boston, Massachusetts 02127, as shown on Exhibit A1, and a portion of the building consisting of 6,389 rentable square feet located at 383 Dorchester Avenue, Suite 130 (“Suite 130”), Boston, Massachusetts 02127, as shown on Exhibit A2(collectively, the “Premises”), and together with the right to use in common, with others entitled thereto, the hallways, stairways and elevators, necessary for access to said leased premises, and lavatories nearest thereto, if any (the “Premises”). Except as set forth herein, the Premises are to be delivered in “as-is” condition as they are in on the date of this Lease.

The buildings and improvements now or hereafter located or used in connection with the Property, including the Building, currently consisting of approximately 144,888 rentable square feet is referred to as the “Project”.

3. TERM
The term of this Lease shall be for 60 months and is projected to commence on July 1, 2008, or issuance of Certificate of Occupancy (CO) or Temporary Certificate of Occupancy (TCO) by the City of Boston, (the “Term Commencement Date”) and terminating on June 30, 2013, (the “Term Expiration Date”). The Actual term Commencement Date and Term Expiration Date shall be memorialized in an amendment upon issuance of CO or TCO.

4. RENT
Suite 220 Office Space

Tenant shall pay, without any offset or reduction, rent to Landlord at the rate of $42,419.25 per year NNN ($12.75 per rentable square foot NNN), for months one (1) through twelve (12), payable in advance on the first day of each month in installments of $3,534.94 each NNN. Tenant shall pay the first month’s rent upon execution of this Lease.

Tenant shall pay, without any offset or reduction, rent to Landlord at the rate of $43,251.00 per year NNN ($13.00 per rentable square foot NNN), for months thirteen (13) through twenty four (24), payable in advance on the first day of each month in installments of $3,604.25 each NNN.

Tenant shall pay, without any offset or reduction, rent to Landlord at the rate of $44,082.75 per year NNN ($13.25 per rentable square foot NNN), for months twenty five (25) through thirty six (36), payable in advance on the first day of each month in installments of $3,673.56 each NNN.

Tenant shall pay, without any offset or reduction, rent to Landlord at the rate of $44,082.75 per year NNN ($13.25 per rentable square foot NNN), for months thirty seven (37) through forty eight (48), payable in advance on the first day of each month in installments of $3,673.56 each NNN.

Tenant shall pay, without any offset or reduction, rent to Landlord at the rate of $44,914.50 per year NNN ($13.50 per rentable square foot NNN), for months forty nine (49) through sixty (60), payable in advance on the first day of each month in installments of $3,742.88 each NNN.

Tenant shall pay the first month’s rent upon execution of this Lease. All payments hereunder (including rent and additional rent) shall be due and payable on or before the first day of each calendar month. There will be a late charge for payments made after the first (1st) of the month, which charge shall be the lesser of eighteen percent (18%) per month or the maximum amount permitted by law. Failure to pay the late charge is a default under the terms of the Lease. Tenant acknowledges and waives any/all rights to offset or reduce payments due under this Lease.

Suite 130 Warehouse Space

Tenant shall pay, without any offset or reduction, rent to Landlord at the rate of $55,903.75 per year NNN ($8.75 per rentable square foot NNN), for months one (1) through twelve (12), payable in advance on the first day of each month in installments of $4,658.65 each NNN. Tenant shall pay the first month’s rent upon execution of this Lease.

Tenant shall pay, without any offset or reduction, rent to Landlord at the rate of $57,501.00 per year NNN ($9.00 per rentable square foot NNN), for months thirteen (13) through twenty four (24), payable in advance on the first day of each month in installments of $4,791.75 each NNN.

Tenant shall pay, without any offset or reduction, rent to Landlord at the rate of $59,098.25 per year NNN ($9.25 per rentable square foot NNN), for months twenty five (25) through thirty six (36), payable in advance on the first day of each month in installments of $4,924.85 each NNN.

Tenant shall pay, without any offset or reduction, rent to Landlord at the rate of $59,098.25 per year NNN ($9.25 per rentable square foot NNN), for months thirty seven (37) through forty eight (48), payable in advance on the first day of each month in installments of $4,924.85 each NNN.

Tenant shall pay, without any offset or reduction, rent to Landlord at the rate of $60,695.50 per year NNN ($9.50 per rentable square foot NNN), for months forty nine (49) through sixty (60), payable in advance on the first day of each month in installments of $5,057.96 each NNN.

Tenant shall pay the first month’s rent upon execution of this Lease. All payments hereunder (including rent and additional rent) shall be due and payable on or before the first day of each calendar month. There will be a late charge for payments made after the first (1st) of the month, which charge shall be the lesser of eighteen percent (18%) per month or the maximum amount permitted by law. Failure to pay the late charge is a default under the terms of the Lease. Tenant acknowledges and waives any/all rights to offset or reduce payments due under this Lease.

5. SECURITY DEPOSIT
A Security Deposit in the amount of $17,601.68 shall be paid to Landlord by Tenant upon execution of this Lease, which shall be held as security for Tenant’s performance of any and all of its obligations hereunder. Landlord may adjust the Security Deposit from time to time after reviewing Tenant’s financial statements, which Tenant shall provide to Landlord upon request. Upon the occurrence of a default under this Lease by Tenant, Landlord may, in its sole discretion, apply the Security Deposit to cure such default and Tenant shall restore the Security Deposit to the sum of $17,601.68(or such adjusted amount). Upon a transfer of the Property, Tenant agrees to look solely to such transferee for the return of the Security Deposit.

6. TAXES AND OPERATING EXPENSES
Tenant shall pay to Landlord in advance on the first day of each month, commencing on the Term Commencement Date, as additional rent, the Tenant’s Share (as defined below) of (i) the Taxes (as defined below) and (ii) Operating Expenses (as defined below).

“Taxes” shall mean all real estate taxes, personal property taxes, assessments, water and sewer charges and all municipal, state and federal charges levied or assessed or imposed on the Project.

“Operating Expenses” shall mean all expenses, costs and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the Project, including without limitation, (i) insurance premiums paid in connection with the Project; (ii) all utility charges for the Project not directly billed to the Tenant or other Tenants; (iii) compensation and benefits for Landlord’s employees and agents, engaged in the operation and maintenance of the Project; (iv) worker’s compensation costs and payroll taxes for said employees and agents to be prorated when employee is not full time at the Project; (v) payments to independent contractors for maintenance, repairs, cleaning, management, legal, accounting and maintenance of the Project including utility systems; and (vi) generally all reasonable expenses incurred by Landlord in connection with its operation of the Project.

“Tenant’s Share” shall mean 6.71%. Landlord may, from time to time, in Landlord’s sole discretion, adjust Tenant’s Share to reflect the ratio of the actual rentable square feet of the Premises to the actual rentable square feet of the Project.

THIS LEASE IS A TRIPLE NET LEASE AND LANDLORD SHALL NOT BE OBLIGATED TO PAY ANY CHARGE OR BEAR ANY EXPENSE WHATSOEVER AGAINST OR WITH RESPECT TO THE PREMISES EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH HEREIN NOR SHALL RENT, ADDITIONAL RENT AND ANY OTHER CHARGES PAYABLE HEREUNDER BE SUBJECT TO ANY REDUCTION OR OFFSET WHATSOEVER ON ACCOUNT OF SUCH CHARGE. IN ORDER THAT THE RENT SHALL BE ABSOLUTELY NET TO LANDLORD, TENANT COVENANTS AND AGREES TO PAY AS ADDITIONAL RENT TAXES, BETTERMENT ASSESSMENTS, INSURANCE COSTS, OPERATING EXPENSES AND UTILITY CHARGES WITH RESPECT TO THE PREMISES AS PROVIDED HEREIN.

7. UTILITIES
The Tenant shall pay all bills for utilities furnished to the Premises, including, without limitation, electricity, gas, water, sewer, telephone and other services and including heat and air conditioning. Landlord shall not be liable for any interruption in utilities or services serving the Premises.

Landlord intends to separately meter this suite for utilities. If Landlord elects not to submeter or check meter the Premises, Tenant will be billed monthly for its energy use at a rate of $2.00 per square foot per year (the “Utility Charge”) for electric and gas to be paid as additional rent. Landlord shall have the right to adjust the Utility Charge from time to time in its sole discretion.

Landlord shall have no obligation to provide utilities or equipment other than the utilities and equipment within the Premises as of the Term Commencement Date. In the event Tenant requires additional utilities or equipment, the installation and maintenance thereof shall be the Tenant’s sole obligation, provided that such installation shall be subject to the prior written consent of the Landlord. Landlord shall have the right to enter a Tenant’s suite at any time without notice in order to install electric meters.

If this suite contains a server room or lab room with an existing supplemental air conditioning unit, Tenant shall be responsible for maintenance such existing supplementary air conditioning unit. If any server room or lab room should need a supplementary air conditioning unit and Tenant desires to have such a unit installed, Tenant shall use Landlord’s designated HVAC contractor. Tenant shall be responsible for maintenance of said supplementary air conditioning unit. At the termination of this lease or amendment the supplementary air conditioning unit shall remain with the demised premises and will become the property of the Landlord.

8. USES OF LEASED PREMISES
Tenant shall use Suite 220 only for general office and its associated uses provided that such use must comply with all applicable zoning regulations and all other applicable Federal, State and Municipal laws and Landlord’s rules and regulations, adopted from time to time.

Tenant shall use Suite 130 only for general warehouse and its associated uses provided that such use must comply with all applicable zoning regulations and all other applicable Federal, State and Municipal laws and Landlord’s rules and regulations, adopted from time to time.

9. COMPLIANCE WITH LAWS
Tenant acknowledges that no trade or occupation shall be conducted in the Premises or use made thereof which will be unlawful, improper, unreasonably noisy or offensive, or contrary to any law or any municipal by-law or ordinance in force in the city or town in which the premises are situated. Said non-compliance shall be considered a breach of this Lease.

10. FIRE INSURANCE
Tenant shall not permit any use of the Premises which will make void any insurance on the Project or on the contents of the Project or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association, or any similar body succeeding to its powers. Tenant shall on demand reimburse Landlord, and all other tenants, for all extra insurance premiums resulting from Tenant’s use of the Premises.

11. MAINTENANCE
A. TENANT’S OBLIGATION
Tenant agrees to maintain the Premises in good condition, damage by fire and other casualty excepted, and whenever necessary, to replace plate glass, acknowledging that the Premises are now in good order and the glass whole. Tenant shall not permit the Premises to be overloaded, damaged, stripped or defaced, nor suffer any waste. Tenant shall not install any signs at the Premises.

B. LANDLORD’S OBLIGATION
Landlord agrees to maintain the structure of the Building in the same condition as it is at the Term Commencement Date or as it may be put in during the Term of and pursuant to the terms of this Lease, reasonable wear and tear, damage by fire or other casualty and damage caused by Tenant or by such party for whose conduct the Tenant is legally responsible, and is excepted. Tenant acknowledges that the building is old and has been recently restored. As such the structure may contain certain deficiencies that could lead to leaks and other such nuisances due to wind, driving rain and other weather related items. Tenant acknowledges that with reasonable notice the Landlord will respond and make efforts to repair such problems. Tenant also acknowledges they may not use any such problems, should they arise, as an excuse to break the lease.

12. ALTERATIONS & ADDITIONS AND LANDLORD’S WORK
Tenant shall not make alterations, installations or additions to the Premises without Landlord’s prior written consent which consent may be withheld by Landlord in its sole discretion and must be performed by Landlord or its agents. All such allowed alterations shall be at Tenant’s sole cost and expense and shall be in quality at least equal or better than the present construction. Tenant shall not permit any mechanics’ liens, or similar liens, to remain upon the Premises for labor and material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed at the direction of Tenant and shall cause any such lien to be released of record forthwith without cost to Landlord. Any alterations, installations or additions made to the Premises shall become the property of the Landlord at the termination of occupancy as provided herein, unless Landlord shall require the removal of such alterations, installations or additions. If Landlord shall require the removal of any alterations or additions, Tenant shall restore the Premises to its original condition at Tenant’s expense.

Landlord shall be responsible, at its sole cost and expense, to complete the work set forth on EXHIBIT A1 and A2 and EXHIBIT E and to obtain a CO or TCO by or before July 1, 2008.
13. ASSIGNMENT & SUBLETTING
Tenant shall not assign or sublet the whole or any part of the Premises without Landlord’s prior written consent, which may be withheld or delayed by Landlord in its sole discretion. Notwithstanding such consent, Tenant shall remain liable to Landlord for the payment of all rent and for the full performance of the covenants and conditions of this Lease. For the purposes of this Lease, any transfer of an interest in Tenant shall be deemed an assignment of this Lease. If Tenant requests Landlord’s consent to assign this Lease or sublet all or any portion of the Premises, Landlord shall have the option, exercisable by written notice to Tenant given within ten (10) days after receipt of such request, to terminate this Lease as of the date specified in such notice. If landlord approves a sublease and said sublease is for a total rental amount which on an annual basis is greater than the Fixed Rent and Additional Rent due from the Tenant to the Landlord under this lease, Tenant shall pay to the Landlord, forthwith upon Tenants’ receipt of each installment of such excess Fixed Rent and Additional Rent, during the term of any approved sublease, as Additional Rent hereunder, in addition to the Fixed Rent and Additional Rent and other payments due under this Lease, an amount equal to one hundred percent (100%) of the positive excess between all Fixed Rent and Additional rent received by Tenant, less reasonable transaction costs, which shall include legal fees and brokerage commissions, under the sublease and the aggregate of Fixed Rent and Additional Rent due hereunder.

14. SUBORDINATION
This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, now existing or at any time hereafter arising, a lien or liens on the property of which the leased premises are a part. Tenant shall, when requested, promptly execute and deliver such written instruments in the lender’s form as shall be necessary to show the subordination of this Lease to said mortgages, deeds of trust or other such instruments in the nature of a mortgage. Tenant’s failure to execute and return documents to Landlord within forty-eight (48) hours of receipt by Tenant or Tenant’s agent shall be deemed a breach of this Lease.

15. LANDLORD’S ACCESS
Landlord or agents of Landlord may show the Premises to others with out advance notice, and at any time before the expiration of the Term for the purpose related to the sale, lease or refinancing of the Premises, excluding emergencies in which case Landlord may enter the Premises without any notice. Landlord may remove placards and signs not approved and affixed as herein provided, and make repairs, installations and alterations.

Landlord may show the Premises to prospective Tenants during the Term. Tenant shall provide Landlord or its agents alarm codes and keys. Tenant’s refusal to provide Landlord or its agent’s access as stated above shall be deemed a breach of this Lease.

16. INDEMNIFICA-TION AND LIABILITY
A.    Tenant agrees to defend (with counsel selected by Landlord), indemnify and save harmless the Landlord, the Landlord’s managing agent and any holder of a mortgage on all or any portion of the Premises from (i) any act, omission or negligence of the Tenant, or the Tenant’s contractors, licensees, agents, servants, or employees, or arising from any accident, injury, or damage whatsoever caused to any person, or to the property of any person, or (ii) any violation of applicable law including, without limitation, any law, regulation or ordinance concerning trash, hazardous materials, or other pollutant occurring from and after the date that possession of the Premises is delivered to the Tenant and until the end of the Term hereof in or about the Premises, or (iii) any accident, injury or damage occurring outside the Premises, where such accident, damage or violation of applicable law results in injury from act or omission on the part of the Tenant or the Tenant’s agents or employees. This indemnity and hold harmless agreement shall survive termination of this Lease and include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof. Landlord agrees to pursue all of its rights under Tenant’s insurance policy before seeking indemnification from Tenant, provided that Tenant’s policy is on an occurrence basis policy with limits as required by Section 17. Landlord agrees that Tenant’s indemnity shall only apply to the extent Landlord does not recover such costs, expenses and liabilities under any such policy. Tenant agrees that Tenant’s insurance shall be the primary insurance policy and that said policy shall be exhausted in its totality before Landlord seeks its own rights to recover under any additional policy.

B.    Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying any adjoining space or any part of the Building, or for any loss or damage resulting to Tenant or to those claiming by, through or under Tenant, or its or their property, from the bursting, stopping or leaking of water, gas, sprinklers, sewer or steam pipes, unless such damage is caused by the sole gross negligence of Landlord.

17. TENANT’S LIABILITY INSURANCE
Tenant shall maintain with respect to the Premises and the Project, commercial general liability insurance in the amount of five million dollars ($5,000,000) with property damage insurance in limits of one million dollars ($1,000,000) in responsible companies qualified to do business in Massachusetts and in good standing therein insuring the Landlord as well as Tenant against injury to persons or damage to property as provided. Tenant shall deposit with the Landlord certificates of such insurance at or prior to the Term Commencement Date and thereafter within thirty (30) days prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be altered or canceled without at least thirty (30) days prior written notice to Landlord.

18. FIRE, CASUALTY, EMINENT DOMAIN
Should a substantial portion of the Premises or of the Project be substantially damaged by fire or other casualty, or be taken by eminent domain, Landlord may elect to terminate this Lease. When such fire, casualty or taking renders the Premises substantially unsuitable for their intended use, Tenant may elect to terminate this lease if:

(a)   Landlord fails to deliver written notice within ninety (90) days of intention to restore Premises, or
(b)   Landlord fails to restore the Premises to a condition substantially suitable for their intended use within one hundred eighty (180) days of (i) receipt of insurance proceeds in the case of fire or casualty or (ii) receipt of the award in the case of a taking.

Landlord reserves, and Tenant grants to Landlord, all rights which the Tenant may have for damages or injury to the leased premises for any taking by eminent domain, except for damage to the Tenant’s fixtures, property, or equipment.

19. DEFAULT & BANKRUPTCY
In the event that:
(a)   Tenant shall default in the payment of any installment of rent or other sum herein specified; or
(b)   Tenant shall vacate or abandon all or any part of the Premises or fail to continuously occupy the Premises; or
(c)   Tenant shall default in the observance or performance of any other of Tenant’s covenants, agreements or obligations hereunder, such default not having been cured within 10 days of receiving written notice of such default; or
(d)   Tenant shall suffer a material adverse change in it’s business, as determined by Landlord; or
(e)   Tenant shall be declared bankrupt or insolvent according to law, or, if any assignment shall be made of Tenant’s property for the benefit of creditors, provided,

then Landlord shall have the right to proceed with summary process to remove Tenant from the Premises. In the event of default by Tenant, Tenant shall pay to Landlord all costs and expenses incurred in enforcing the terms of this Lease, including reasonable attorneys’ fees, whether or not legal proceedings are instituted. Tenant shall indemnify the Landlord against all loss of rent and other payments, which the Landlord may incur by reason of such termination during the balance of the Term of this Lease.

If Tenant shall default in the observance or performance of any conditions or covenants on Tenant’s part to be observed or performed hereunder or by virtue of any of the provisions in any article of this Lease other than Tenant’s rental payment obligations, Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the Tenant. If the Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to, all attorney’s fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of two (2%) percent per month and costs, shall be paid to the Landlord by the Tenant as additional rent upon notice from Landlord to Tenant of such costs and expenses.

Notwithstanding anything contained in this Lease to the contrary, Landlord shall not be in default in the performance of any of Landlord's obligations under this Lease unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is required to correct any such default, after receipt of written notice from Tenant to Landlord specifying Landlord's failure to perform any such obligation. If Tenant claims or asserts that Landlord is in default in the performance of Landlord's obligations under this Lease, Tenant shall not be relieved of Tenant's obligations under this Lease. Tenant's sole remedy shall be an action for specific performance, declaratory judgment or injunction. In no event shall Tenant claim or assert any claim for monetary damages in any action or by way of setoff, defense or counterclaim. Tenant hereby waives the right to any monetary damages, to terminate this Lease or any other remedies available at law or in equity.

20. SURRENDER
Tenant shall, at the expiration or other termination of this Lease, remove all Tenant’s goods and effects from the Premises (including without hereby limiting the generality of the foregoing, all signs and lettering affixed or painted by Tenant, either inside or outside the Premises). Tenant shall deliver to Landlord the Premises and all keys, locks thereto, alarm codes, all alterations, installations and additions made to or upon the Premises, in good condition, damage by fire or other casualty only excepted. In the event of the Tenant’s failure to remove any of Tenant’s property from the Premises, Landlord is hereby authorized, without liability to Tenant for loss or damage thereto, and at the sole risk of Tenant, to remove and store any of the property at Tenant’s expense, or to retain same under the Landlord’s control or to sell at public or private sale, without notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sums due hereunder, or to destroy such property.

21. GOVERNING LAW, ETC.
This Lease shall be governed by and construed under the laws of the Commonwealth of Massachusetts and shall take effect as a sealed instrument. All terms, covenants and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No alterations, amendments or waivers hereunder shall be valid or enforceable absent a written instrument signed by all parties hereto. No waiver of any provision hereunder on one occasion shall be deemed to be a waiver on future occasions. All obligations hereunder shall be obligations for each Tenant both jointly and severally. The parties hereto agree that this Lease contains the entire agreement between the parties and that it supersedes all prior agreements and negotiations. Tenant has not relied upon any representation not contained within this Lease and acknowledges that neither Landlord nor its agents have made any warranties or representations of any kind or nature other than those expressly set forth herein.

22. NON- INTERFERENCE
Tenant hereby acknowledges that after the execution date hereunder, Landlord or its affiliates may, from time to time, in connection with any space or parcel(s) (including without limitation any space or parcel(s) which abut the Premises), seek to obtain various approvals, variances, permits, authorizations and/or special permits and the like from the local municipality and the Commonwealth of Massachusetts. Tenant hereby agrees to cooperate with Landlord in all such efforts and agrees not to oppose or interfere with Landlord, its affiliates, agents, designees, appointees or assigns, in Landlord’s attempts to obtain any such approvals, variances, permits, authorizations and/or special permits and the like. Tenant’s obligations under this paragraph shall be binding on Tenant’s officers, directors, shareholders and employees and shall survive the termination of the Lease. Tenant acknowledges that any interference shall be deemed a breach of this Lease and Landlord, at its sole discretion, may terminate this Lease.

23. BROKERAGE
Tenant and Landlord represent and warrant that they have dealt with no brokers in this transaction. Each of the parties represents and warrants that there are no claims for brokerage commissions or finder's fees in connection with the execution of this lease, and each of the parties agrees to indemnify the other against, hold it harmless from all liabilities arising from any such claim including without limitation, the cost of counsel fees in connection therewith.

24. INDEPENDENT COVENANTS
Landlord and Tenant agree that the obligations of Tenant hereunder, including, without limitation, Tenant’s obligation to pay rent and additional rent, are independent and not mutually dependent covenants, and that the failure of Landlord to perform any obligation hereunder shall in no event justify or empower Tenant to withhold rent, additional rent or any other amount due to Landlord hereunder or to terminate the Lease. Tenant acknowledges that the foregoing is a material inducement to Landlord to enter into this Lease.

IN WITNESS WHEREOF, the said parties hereunto set their hands and seals this 20th day of June, 2008.

LAHINCH LIMITED PARTNERSHIP

LIGHTSPACE CORPORATION		By:	Lahinch Corporation,
Its Sole General Partner
By:
Name:	Gary Florindo
Title:	President & CEO

By:		By:
Name:	Brian Batease	Name:	Robert Buonato
Title:	Vice President	Title:	President